SETTLEMENT AND RELEASE AGREEMENT

                  Agreement dated as of April 3, 1998 between Handy & Harman, a New York corporation (the "Company"), WHX Corporation, a Delaware corporation ("WHX"), HN Acquisition Corp., a New York corporation (the "Purchaser"), and Richard N. Daniel (the "Executive").

                  WHEREAS, the Purchaser has commenced a tender offer to purchase all the issued and outstanding shares of the Company (the "Tender Offer"), pursuant to an offer to purchase dated March 6, 1998 and a related letter of transmittal of the same date;

                  WHEREAS, the Company and the Purchaser have entered into an Agreement and Plan of Merger dated as of March 1, 1998 (as it may be amended and modified from time to time, the "Merger Agreement"), providing for the merger of the Purchaser with and into the Company following completion of the Tender Offer;

                  WHEREAS, the Executive is entitled to certain payments from the Company, contingent upon a change of control of the Company, the occurrence of certain events after a change of control of the Company, or upon retirement of the Executive from the Company, pursuant to agreements and arrangements listed on Schedule A to this Agreement (the "Compensation Arrangements");

                  WHEREAS, the successful completion of the Tender Offer will constitute a change of control of the Company for the purposes of the Compensation Arrangements and, as a result, the amounts described in Schedule B to this Agreement will be paid to the Executive and the payments and benefits described in Schedule C to this Agreement will or, in certain instances may, become payable by the Company;

                  WHEREAS, in order to achieve certainty in the relations among the parties after the Purchaser accepts shares for payment pursuant to the Tender Offer (the "Tender Closing") (the date of which is anticipated to be April 7, 1998), and to give effect to certain agreements they have made concerning the Compensation Arrangements, the parties wish to enter this Settlement and Release Agreement confirming and restating the amounts which the Executive is entitled to receive from the Company under the Compensation Arrangements, and providing for the release, subject to the terms of this Agreement, of the Company, the Purchaser and WHX from any obligation other than those described in this Agreement, and of the Executive from certain obligations to which he might otherwise be subject.

                  NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.       AMOUNTS TO BE PAID ON TENDER CLOSING

         The amounts specified in Schedule B to this Agreement shall be paid by the Company to the Executive immediately prior to the Tender Closing.

2.       AMOUNTS TO BE PAID AFTER TENDER CLOSING

         The payments and benefits specified in Schedule C to this Agreement shall be made and provided by the Company to the Executive, in the amounts and at the times provided in the relevant Compensation Arrangements, following the Tender Closing.

3.       RELEASE

3.1      GENERAL RELEASES:

                  (a)      The Executive:

                  (i)      agrees   not  to  sue  or   file   any   charges   of
                  discrimination, or any other action or proceeding with any local, state and/or federal agency or court; and

                  (ii) waives, discharges and releases the Company, WHX, their affiliates, subsidiaries, directors, officers, employees, representatives, agents and their successors and assigns from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, liabilities, damages, judgments, extents, executions, claims and demands, whether known or unknown, whatsoever, in law, admiralty or equity arising out of or relating in any way to the Executive's employment with the Company prior to the Tender Closing, or to the Executive's separation from employment with the Company prior to or contemporaneously with the Tender Closing.

                  The claims covered by this paragraph (a) include, without limitation, claims under all laws, rules or regulations as currently in effect, or as may exist from time to time, relating to employment and related matters, including without limitation Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Worker Adjustment and Retraining Notification Act of 1988; the Older Workers Benefit Protection Act of 1990; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; Fair Labor Standards Act; and any and all contract, tort, wrongful termination or other retaliation claims in connection with workers' compensation claims.

                  (b)      The Company and WHX:

                  (i) agree not to sue or file any charges or any other action or proceeding with any local, state or federal agency or court; and

                  (ii) waive, discharge and release the Executive from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, liabilities, damages, judgments, extents, executions, claims and demands, whether known or unknown, whatsoever, in law, admiralty or equity, other than for any acts of Executive constituting embezzlement, fraud, or deliberate dishonesty;

         arising out of the Executive's employment with the Company prior to the Tender Closing, relating to the payments made under this Agreement, or arising out of the Executive's separation from employment with the Company prior to or contemporaneously with the Tender Closing.

3.2 Nothing in the foregoing release or in this Agreement shall in any way limit or affect the Executive's rights to indemnification (including advancement of expenses) pursuant to (i) the Company's Certificate of Incorporation and By-laws, (ii) Section 5.12 of the Merger Agreement, and (iii) the provisions of the New York Business Corporation Law.

3.3 The Company and WHX waive, discharge and release the Executive from any obligation to mitigate damages arising from breach of this Agreement, or any payment obligation arising under this Agreement, by seeking alternative employment or otherwise. Moreover, the Company and WHX agree that no payment or damages arising under this Agreement shall be reduced by any compensation received by the Executive from any employer of the Executive other than the Company, or from any other source.

3.4      The waivers,  discharges and releases made by the Executive  under this
         Section 3 shall be contingent upon the full and timely payment and provision by the Company of amounts payable to and benefits receivable by the Executive described in the Schedules to this Agreement.

3.5 EMPLOYEE-AT-WILL; RELEASE OF SEVERANCE ENTITLEMENTS: The Executive acknowledges that following the Tender Closing and the payment of the amounts specified in Schedule B that his status will be that of an employee-at-will and that should his employment be terminated following the Tender Closing he will not be entitled to any cash severance or any other payments or benefits other than those provided in Schedule C to this Agreement or required by law unless he enters into an agreement with the Company after the Tender Closing providing for such a severance payment.

3.6 CONTINUING EFFECT OF COMPENSATION ARRANGEMENTS: The Compensation Arrangements shall have no further force or effect after the Tender Closing EXCEPT insofar as they provide for the payments and benefits listed in Schedule B (solely with respect to any adjustment to the gross-up for golden parachute excise taxes) and Schedule C of this Agreement, in which respect they shall continue to govern the nature, amount and timing of all such payments and benefits.

4.       RESTRICTION TO EMPLOYMENT RELATIONSHIP

         The parties acknowledge that this Agreement is intended to apply only to rights, obligations and claims arising out of the Compensation Arrangements and the employment relationship (or its termination) between the Executive and the Company. In particular, and without limiting the effect of the previous sentence, this Agreement does not apply to, limit or affect any rights which the Executive may have in relation to the Tender Offer or the Merger in his capacity as a shareholder of the Company (including rights arising out of the ownership of shares that were originally received by the Executive as compensation for his services as an employee).

5.       DISCLOSURE OF INFORMATION.

5.1 In the course of the Executive's employment with the Company, whether past or in the future, the Executive has received, and will continue to receive, information that gives the Company an advantage over its competitors, and which is confidential and proprietary, relating to names and preferences of customers, the costs and profits of particular lines, products and markets, technological data, computer programs, know-how, potential acquisitions, sources of financing, corporate operating and financing strategies, expansion plans and similar related information (together, the "Confidential Material"). Confidential Material shall not include any information that (i) is generally available to the public (other than as a result of disclosure by the Executive), or (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company. At no time during the period commencing on the date first written above and continuing through the third anniversary of the Tender
Closing, shall the Executive individually or jointly with others, for the benefit of himself or any third party, (i) in whole or in part, disclose such Confidential Material to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or (ii) make use of any such Confidential Material for his own purposes or for the benefit of any person, firm, association, corporation or other entity (except the Company) under any circumstances; provided, however, that the Executive may disclose any Confidential Material as required by court order or which is relevant to any dispute or proceeding between the Executive and the Company. The Executive acknowledges that any disclosure of the Confidential Material would cause material and irreparable harm to the Company and its business.

5.2 All papers, books and records of every kind and description relating to the business and affairs of the Company or its affiliates, whether or not prepared by the Executive, shall be the sole and exclusive property of the Company, and the Executive shall surrender them to the Company at any time upon request by the Chairman of the Board or any authorized officer.

5.3 The provisions of this Section 5 will survive the expiration or earlier termination of the term of this Agreement.

6.       COVENANTS NOT TO COMPETE OR INTERFERE.

6.1 From and after the date of the Tender Closing, for a period of thirty-six (36) months, the Executive will not (i) directly or indirectly, own an interest in (except for ownership of less than 5% of the outstanding equity interest of any entity), operate, join, control, or participate in, or be connected as an officer employee, agent, director (other than as a director of a publicly held corporation of which the Executive is a director as of the date hereof), independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity engaged in a business competitive with that of the Company or its subsidiaries as conducted on the date of this Agreement, in any states within the continental United States where the Company or its subsidiaries are engaged in business, the United Kingdom, Denmark, Canada, Panama and Bermuda (a
"Competing Business") or (ii) knowingly solicit or accept business for a Competing Business (x) from any customer of the Company or its subsidiaries, or
(y) from any prospect of the Company with whom the Executive met to solicit or with whom the Executive discussed a business transaction during the twelve months preceding the termination of the Executive's employment with the Company.

6.2 For a period ending thirty-six (36) months from and after the Tender Closing, the Executive will not directly or indirectly, as a sole proprietor, member of a partnership or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, after reasonable investigation, knowingly solicit any employee of the Company or its affiliates to terminate his employment with the Company.

6.3      It is the desire and intent of the parties  that the  provision of this
Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made. The provisions of this Section 6 will survive the expiration or earlier termination of the term of this Agreement.

7.       ARBITRATION

         Any dispute or controversy between the Company and the Executive, whether arising out of or relating to any of the Compensation Arrangements (to the extent they remain in force) or this Agreement, or the breach of any of the Compensation Arrangements or this Agreement, shall be settled by arbitration before a single arbitrator administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall take place in the New York City metropolitan area. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim, provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party may also apply to a court for enforcement of the remedy or relief the arbitrator orders or grants. The Company shall reimburse the Executive, upon demand, for all costs and expenses (including without limitation attorneys' fees) reasonably incurred by the Executive in good faith in connection with this arbitration provision, including without limitation in connection with any such application undertaken by the Executive in good faith, as well as for all such costs and expenses reasonably incurred by the Executive in connection with entering or enforcing the award rendered by the arbitrator. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company.

8.       MISCELLANEOUS

8.1 INTERPRETATION: References to a party shall include that party's successors and assigns, and in the case of references to the Company shall include any entity related to WHX to which all or a substantial portion of the business or assets of the Company are transferred at any time following the completion of the Merger Agreement (and WHX shall cause the Company to include an appropriate term to that effect in any agreement providing for such a transfer), provided that any such inclusion shall not detract from the Company's own obligations under this Agreement.

8.2 INJUNCTIVE RELIEF: If there is a breach or threatened breach of the provisions of Section 5 or 6 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

8.3 ACKNOWLEDGMENT: Executive acknowledges (i) that the provisions of Sections 5 and 6 are reasonable and necessary for the protection of the Company and (ii) that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. Without affecting the generality of section 8.6 herein, if any provision of such Sections 5 or 6, including any sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

8.4 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of New York (without regard to the choice-of-law rules thereof).

8.5 ENTIRE AGREEMENT: This Agreement (including the Schedules hereto), the Merger Agreement and the Compensation Arrangements to the extent they remain in force under Section 3.6 of this Agreement, constitute the entire agreement between the parties with respect to compensation of the Executives contingent upon, relating to, or due as a result of termination of employment contemporaneous with, the change of control of the Company, and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to such subject matter.

8.6 SEVERABILITY: To the extent possible, this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.

8.7 COUNTERPARTS: This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

                  SIGNED

                                    HANDY & HARMAN
                                       By: /s/ Frank E. Grzelecki
                                          ------------------------
                                    As Its: Vice Chairman

                                    WHX CORPORATION
                                       By: /s/ Stewart E. Tabin
                                          ------------------------
                                    As Its: Assistant Treasurer


                                    HN ACQUISITION CORP.
                                       By: /s/ Stewart E. Tabin
                                          ------------------------
                                    As Its: Vice President

                                      /s/ Richard N. Daniel
                                    ------------------------------
                                               Executive

                                                                  RICHARD DANIEL

SCHEDULE A

AGREEMENTS AND ARRANGEMENTS WITH RESPECT TO WHICH THE EXECUTIVE IS A PARTY OR A PARTICIPANT

1. Agreement dated as of May 1, 1989 between the Executive and the Company (the "1989 Agreement");

2. Amendment to the 1989 Agreement dated as of September 28, 1995 (the "1995 Amendment");

3. Restated Amendment to the 1989 Agreement dated as of February 26, 1998 (the "1998 Amendment");

4. Supplemental Executive Retirement Plan (as amended and restated as of January 1, 1998) (the "SERP");

5. Handy & Harman Executive Post-Retirement Life Insurance Program (the "Life Insurance Program");

6. Handy & Harman Management Incentive Plan - Corporate Group Participants (as amended) (the "MIP");

7.       Handy & Harman Long-Term Incentive Plan (as amended) (the "LTIP");

8. Handy & Harman Long-Term Incentive Stock Option Plan and its successor, the Handy & Harman 1995 Omnibus Stock Incentive Plan (as amended) (the "Stock Option Plans").

9.       Handy & Harman Long-Term Care  Plan;

10.      Handy & Harman Pension Plan (the "Qualified Pension Plan");

11.      401(k) plan maintained for the Executive by the Company.

SCHEDULE B

COMPENSATION PAYABLE TO THE EXECUTIVE ON THE TENDER CLOSING


1.         SEVERANCE PAYMENTS:                                     $2,376,000.00
           Three  year's  salary  plus three  times 1997 MIP
           bonus.
           Paid   pursuant   to  Section  4.1  of  the  1989
           Agreement and Section 1 of the 1998 Amendment(1).

2.         LUMP SUM PAYABLE UNDER THE SERP:                        $2,334,092.00
           Per  calculations  by Watson  Wyatt,  attached as
           Exhibit 1 hereto.

3.         TENDER OF 5TH CYCLE RESTRICTED STOCK UNDER THE LTIP:    $1,062,223.50
           30,134 shares, to be tendered at the tender offer
           price of $35.25 per share.
           See  attached  Exhibit 2 for details of awards of
           Restricted Stock in the fifth cycle.
           Note that this Agreement does not relate to stock
           that was  granted in earlier  cycles and that has
           already vested, in respect of which the Executive
           will   receive  the  tender  offer  price  as  an
           ordinary stockholder.

4.         CASH OUT OF 6TH CYCLE RESTRICTED STOCK UNDER THE LTIP:    $395,963.25
           11,233 shares x $35.25 tender offer price per share
           See attached Exhibit 2 for details of awards of Restricted Stock in the sixth cycle.
           The sixth cycle grants of Restricted Stock are to be awarded pro- rata with the proportion of the sixth cycle which will have elapsed up to 3 April
           1998, the date of the Tender Closing. The sixth cycle began on 1 January 1997 and would normally terminate on 31 December 1999.

5.         INTERIM 1998 MIP AWARD:                                    $77,043.00
           This interim award is based on the 1997 award, pro-rated for the period elapsed in 1998 up to the date of the Tender Closing.

6.         TRANSFER OF LIFE INSURANCE POLICY:                        $172,722.75
           Pursuant  to Section  5(b) of the Life  Insurance
           Program.
           Cash surrender  value of the policy is $97,173.82
           Amount  payable  to  the  Executive   includes  a
           gross-up for income tax.

--------
(1) The references to provisions of the Compensation Arrangements in this Schedule are explanatory and for reference only. They do not incorporate such provisions into this Agreement, save such provisons from the effect of Section
3.6 of this Agreement, or otherwise imply that such provisions have any continued effect.

7.         OTHER:                                                     $44,475.89
           (Transfer  of  title to the  Executive's  company
           car,  pursuant  to  Section  4.1(d)  of the  1989
           Agreement)

8. REQUIRED GROSS-UP FOR EXCISE TAX ON GOLDEN PARACHUTE $2,424,941.41 PAYMENTS (AND EXCISE AND INCOME TAXES ON GROSS-UP AMOUNT):
           Paid pursuant to Section 11 of 1989 Agreement.
           See Exhibit 2 for excise tax computations.(2)

9.         TOTAL OF ITEMS 1 THROUGH 8:                             $8,887,461.80

CASH OUT OF STOCK OPTIONS


CASH OUT OF STOCK OPTIONS AWARDED UNDER THE STOCK OPTION PLANS:    $6,898,612.00
See attached Exhibit 2 for the numbers of options granted and their exercise prices.
The value of each option is the difference between the exercise price of the option as shown on the attached
Exhibit 2 and the $35.25 tender offer price per share.



--------
(2) The payment shown in line 9 assumes that the Executive will pay the excise tax shown in Exhibit 2. If any additional excise tax is assessed against the Executive he shall be entitled to an additional Payment from the Company to reimburse the Executive for such additional excise tax (plus any interest charged) plus a gross-up payment as provided in Section 11 of the 1989 Agreement. If a determination (as defined in section 1313 of the Internal Revenue Code of 1986, as amended) is made that the Executive owes less excise tax than is shown in Exhibit 1, the Executive shall pay the amount of any refunded excise tax (and any statutory interest paid on the refund) to the Company promptly upon receipt. The Executive shall also pay to the Company any tax savings which the Executive realizes as a result of the repayment of the excise tax to the Company.

SCHEDULE C

COMPENSATION AND BENEFITS PAYABLE TO THE EXECUTIVE AFTER THE TENDER CLOSING

1. Payment of health insurance premiums of the Executive and his spouse for their respective lives, under Section 7A of the 1989 Agreement (as added by the 1995 Amendment);

2. Payment of group life insurance premiums for three years under Section 4.1(c) of the 1989 Agreement;

3. Payment of life insurance policy premiums, under Section 5(b) of the Life Insurance Program;

4. Payment of long-term care health insurance premiums for life, under the Long-Term Health Care Plan;

5. Pension under the Qualified Pension Plan, the accrued value of which as of the date of the Tender Closing is $8,357.90 per month, and payment under any other qualified plans operated by Handy & Harman in which the Executive is a participant;

6.       Payment of awards deferred under the MIP.

7. Payment of the balance in the Executive's 401(k) plan maintained by the Company. The balance in that plan at March 17, 1998 was $186,257.83; the final balance will be determined on the date of payment.